Putnam Massachusetts Tax Exempt Income Fund Annual Shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


53A	For the period ended May 31, 2007, Putnam Management has
assumed $230 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 	Class A	9,983
      Class B	1,505
      Class C	132

72DD2 	Class M	171

73A1		Class A	.3738
      Class B	.3129
      Class C	.2990

73A2		Class M	.3462


74U1 	Class A	25,790
      Class B	4,041
      Class C	408

74U2 	Class M	493

74V1		Class A	9.36
      Class B	9.36
      Class C	9.37

74V2		Class M	9.36

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.